STAYING
==THE==
COURSE











THE SOMERSET GROUP

Nineteen Ninety-Eight

Annual Repor

table of contents

brief history 			             	      				                	3
a letter to the shareholders 				       		                4
our mission 					     			                                	6
financial highlights 							            	                10
selected financial data 						          	                11
management's discussion and analysis 				                12
independent auditors' report 				      	                	17
consolidated statements of income 				                  	18
consolidated balance sheets 							                      19
consolidated statements of cash flows 			                20
consolidated statements of shareholders' equity        		21
statement of management responsibility 			              	22
notes to consolidated financial statements 		           	23
summarized consolidated financial statements
of first indiana corporation 					                      	35
board of directors 							     	                         38
operating companies and management 			                 		39






                               Somerset
                           a safe harbor in
                       uncertain, changing times

The Somerset Group is named for a county in Western England that served as a safe harbor for ships seeking refuge from the hazards of navigating the dangerous, lonely waters of the Atlantic Ocean.

	Like its namesake, The Somerset Group provides a safe harbor of its own. We offer our clients the tools they need to chart their financial future. We help businesses plan the right strategies for financial success. We help individuals navigate the uncertain waters of taxes, estate planning, and wealth management.

This report describes Somerset's successes in achieving its financial targets for 1998. It also shares our vision for the future as we continue building on our commitment to provide a holistic, integrated set of financial solutions for our clients while adding value for our shareholders.







                              a letter to the
                               shareholders
                                March 1999

dear shareholders:

We are pleased to report that The Somerset Group, Inc. achieved net income of $2,865,000, or $.97 per diluted share, for the year ended December 31, 1998, compared with $2,536,000, or $.86 per diluted share, for the year ended December 31, 1997, an increase of 13 percent. Our income includes the results of Whipple & Company P.C., which merged with Somerset in 1998, and also includes expenses in connection with the merger that reduced net income by approximately $100,000.

As an expression of confidence in Somerset's future, the Board of Directors has declared an increase in the semi-annual cash dividend to $.10 per share from $.09 per share, an 11 percent annual increase, for shareholders of record as of March 12, 1999.

Throughout 1998, Somerset continued positioning itself as a holistic provider of financial services that helps its clients capture opportunities in today's technology-oriented environment. We realized as we were charting Somerset's future that today's financial services marketplace was in need of a firm that offered a broad range of expertise that provided forward-looking solutions with an emphasis on objectivity, responsiveness, and reliability.

In response to this market need, in January 1998 we merged with Whipple & Company, a full-service certified public accounting and consulting firm with over 2,000 clients. The merger brought together the talent and expertise of almost 100 individuals, many of whom are CPAs, CFPs, and other financial professionals.

In addition to investment and wealth management services, we now offer management advisory and accounting services, tax planning and preparation, retirement and estate planning, health care consulting, computer network design and support, and Internet services. These businesses complement the core strengths of our affiliate, First Indiana Corporation, which offers a broad range of banking services through its First Indiana Bank division.

To further expand the range of services that Somerset can offer in today's technology-based environment, we recently invested in two new ventures:
Somerset Purchasing Services and Paradym Technologies, Inc. Somerset Purchasing Services is an Internet-based purchasing system with the collective purchasing power of over $12 billion. The formation of Somerset Purchasing Services was a natural adjunct to Somerset Financial Services' growing health care consulting practice and will initially be targeted toward helping physicians reduce their costs of medical and office supplies.

Paradym Technologies, Inc. specializes in Internet services, web page design, network design and installation, telecommunications systems, and video security and surveillance systems. Paradym merged with our Information Technology Group, and together they offer a wide range of information technology services. In 1999, Paradym's management team will concentrate on further growth into related electronic commerce ventures focusing on the needs of our diverse client base.

The combination of a financial services firm and an Internet services provider makes good business sense. We have found that many of our clients are looking for advice and resources to help them operate their businesses in the new millennium with the increased emphasis on technology that their customers require.

As the year progresses, we will continue to look for other alliances that will enhance our ability to provide our clients with a holistic approach to financial services.

Net income for 1998 was driven primarily by fees and commissions generated by Somerset Financial Services and Somerset's First Indiana Investor Services division, which sells annuities, mutual funds, and other investments to First Indiana Bank's customers. Revenue from fees and commissions grew 7 percent in 1998 to $7,327,000 from $6,849,000 in 1997.

Our earnings were also aided by record earnings of First Indiana Corporation, in which Somerset holds a 22 percent equity investment. Growth in assets, interest income, and secondary marketing activities all contributed to First Indiana's improved performance.

In November 1998, nine of the leading professionals from the Indianapolis division of a major superregional bank joined First Indiana to form FirstTrust Indiana. FirstTrust provides a full range of trust and investment services to businesses, individuals, and not-for-profit organizations. Of course, FirstTrust is a natural complement to Somerset's investment and wealth management services, and we look forward to offering FirstTrust's expertise to our clients.

Like many of our customers, Somerset and First Indiana are locally based, family-operated, and entrepreneurial. We believe that the shared philosophy of our companies and our clients brings something different to the marketplace in an age where the emphasis is on mass production, standardization, and business decisions made at corporate headquarters in distant cities.

Our associates at Somerset share in our corporate philosophy. In 1998, we introduced an employees' stock purchase plan and achieved a participation rate of over 95 percent. Our associates' commitment to ownership demonstrates our collective enthusiasm for team-based growth.

We believe that future earnings will reflect the market's acceptance of our companies' strategies. We look forward to further growth as we continue executing our plan as a comprehensive financial services provider.




Robert H. McKinney		                       				Marni McKinney
CHAIRMAN							                                PRESIDENT AND CHIEF
                                               EXECUTIVE OFFICER







                         ADVISORS ARE EASY TO FIND
                              THE HARD PART
                         IS GETTING THEM TO TALK TO
                               EACH OTHER.


Accountants. Bankers. Financial planners. Investment advisors. Management consultants. People with these skills are abundant in today's marketplace. But few firms tie them all together the way The Somerset Group does.

Instead of focusing on discrete products and services, we take a holistic approach. We find out our clients' needs, from personal tax planning to
business investments.   We learn about their long-term desires.   Then we draw
from the collective expertise of our professionals to develop the best solutions.

Somerset Financial Services brings together the talent of some 100 professionals, including CPAs and CFPs. We can help you craft the right solutions to meet your business and personal goals, using our resources in management advisory and accounting services, tax planning and preparation, health care consulting, information technology consulting, investment and wealth management, and retirement and estate planning.

Through our affiliate, First Indiana Bank, we offer a full range of banking services, from checking accounts to business loans. Through FirstTrust Indiana, we provide trust and investment services, offered by an experienced team of longtime Indiana banking professionals.

Our team of experts is large enough to be well-versed in a variety of professions, but small enough to work as one team in behalf of you, your business, and your family. Most important, our experts work together toward one common goal: your long-term business and personal success. Let us help you chart the course that guides you in the right direction.







                            SOMERSET PRESENTS
                              GOOD NEWS FOR
                             THOSE WHO LIVE
                                 IN FEAR
                          OF THE WORDS "DOT COM."

In today's environment, technology is no longer a luxury. It's absolutely essential for corporate survival. Customers are requesting - even demanding - Internet access to your products and services. Businesses who aren't prepared for electronic commerce risk the fate that befell the buggy whip.

The ability to transact business on the Internet will soon be integral to the success of every company. Through Paradym Technologies, Somerset's team of professionals can be your partner as you navigate the uncharted waters of electronic commerce.

But Paradym can do much more than just design and activate your web site. We can wire and install networked systems for your electronic business and even design the right security system for protecting your home or business. Thus, we have all the tools you need to make e-commerce a crucial component of your business strategies.







                      OUR NEW PURCHASING SERVICES DIVISION
                                  REDEFINES
                         THE ACCOUNTANT'S APPROACH TO
                                 COST CONTROL.

Somerset's needs-based, holistic philosophy has taken us in unexpected directions. For instance, we've learned from our health care clients that their operating costs are going nowhere but up.

A traditional accounting firm might suggest ways to reduce overhead and then move on to the next assignment. But Somerset goes beyond the traditional, hands-off approach. To help our clients compete more effectively, we have launched Somerset Purchasing Services (SPS).

SPS leverages $12 billion in purchasing power toward helping physicians lower the costs of medical and office supplies. Our initial efforts in this new venture have proven successful, and we expect to extend SPS to other market segments in the near future.

Somerset's ventures into e-commerce and group purchasing systems symbolize our emphasis on listening to our clients' needs and responding accordingly. We see ourselves as being in the client services business, not just the financial services businesses. This distinction keeps us abreast of our clients' changing expectations as they chart their personal and business goals.







                               A NEW DAY IS
                               ALREADY HERE.
                              WE CAN HELP YOU
                                  SEIZE IT.



The world is changing even as these words are being written. Ideas are born. Families are started. Companies are launched. Futures are planned. Moving through a world that changes as fast as this one requires courage, stamina, and vision.

The chances of success are enhanced through a close association with an advisor who understands the challenges facing today's businesses and the individuals who own and operate them. Because The Somerset Group shares the entrepreneurial history and vision that our clients demonstrate, we are well-positioned to take the long view right along with you. We aspire to understand your dreams, desires, and goals. We pledge to develop and deepen our knowledge of your business so we can bring our skills to bear on its long-term success. And we look out for your personal goals, helping you plan for the needs of your family as they face the future.

The Somerset Group has grown by anticipating, listening, and responding. We are ready to help you chart your own course.






                              FINANCIAL HIGHLIGHTS

At and for the Years Ended December 31,


                               			   1998	          1997	         1996
Revenue and income			          	$11,786,000    $11,125,000    $9,535,000
Operating expenses		          		  7,785,000	     7,558,000     6,412,000
                                  ---------      ---------     ---------
Income before income taxes		      4,001,000	     3,567,000     3,123,000
Income taxes					                 1,136,000	     1,031,000       978,000
                                  ---------      ---------     ---------
Net income				                 	$ 2,865,000	   $ 2,536,000   $ 2,145,000
	                                 =========      =========     =========
Earnings per share - basic		         	$.99	       	  $.87	       		$.75
Earnings per share - diluted		       	$.97	       	  $.86       			$.73

Assets:
	Current assets	              		$ 6,214,000	   $ 7,353,000   $ 7,248,000
	Investment in First Indiana
  Corporation  			               36,104,000	    32,406,000    29,746,000
	All other				                    2,455,000	     2,701,000     2,724,000
                                 ----------     ----------    ----------
		Total assets		                $44,773,000    $42,460,000   $39,718,000
	                                ==========     ==========    ==========

Shareholders' equity         			$33,463,000    $33,460,000   $31,597,000
                                 ==========     ==========    ==========

Return on revenue and income	  	       24.3%	        22.8%         22.5%
Return on average assets			             6.6%	         6.2%          5.4%
Return on average shareholders' equity 	8.3%	     	   7.8%	         7.0%
Book value per share 			             $12.26        $11.55      		$10.91


Historical amounts have been restated for a merger on January 20, 1998.
All per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.


SHAREHOLDER INFORMATION

Annual Meeting			                           			 Registrar and Transfer Agent
The Annual Meeting of Shareholders will be    Harris Trust and Savings Bank
held Wednesday, April 21, 1999 at 9:00 a.m.   311 W.Monroe Street,11th Flr
EST at First Indiana Plaza,7th Floor          Chicago, Illinois  60606
Conference Center,135 N. Pennsylvania St.,    800/573-4048
Indianapolis, Indiana

Capital Stock					                            	 Independent Auditors
The Somerset Group, Inc. stock is traded      	 KPMG LLP
on the NASDAQ National Market System         		 Indianapolis, Indiana
under the symbol "SOMR"




                              THE SOMERSET GROUP, INC.

Selected Financial Data (1)
(Dollars in thousands except per share amounts)
                                           	Years Ended December 31,
                                   							1998	   1997 	 1996	  1995 	 1994
Fees, commissions, and invest. Income    $7,656	$7,242	$6,532	$5,099	$3,937
Equity in earnings of First Indiana      	4,130  3,883  3,003  3,938  2,616
Gross profit of construction operations(2)   -      -      -   1,649	 4,303
Income from operations before taxes	      4,001  3,567  3,123	 5,571  4,159
Net income				                          		2,865  2,536  2,145  3,355  2,624
Net income per share-basic (3)		           .99	   .87	   .75   1.16	   .92
Net income per share-diluted (3)		         .97	   .86	   .73	  1.15	   .90

                                                  	December 31,
                                          1998	   1997   1996   1995   1994
Working capital				                     $5,795  $6,251 $5,998 $9,146 $6,917
Carrying value-invest.in First Indiana  36,104  32,406 29,746 27,549 24,265
Market value-investment in First Indiana	55,169  68,515 48,470 38,882	23,782
Total assets				                       		44,773  42,460 39,718 40,188	41,075
Long-term debt					                           -      30     44  2,500	 5,500
Total liabilities					                    9,310   9,000  8,121 10,429	14,392
Shareholders' equity		                 		35,463  33,460 31,597 29,759 26,683
Cash dividends per share (3)			            .18     .18   	.16  	.128   .064
Book value per share (3)				             12.26   11.55  10.91 10.41	  9.26

(1) All historical amounts have been restated for a merger that occurred January 20, 1998.
(2) The construction operations were sold in June 1995.
(3) Per share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997, and February 29, 1996.


MARKET FOR THE COMPANY'S COMMON STOCK
The Company's common stock trades on the NASDAQ National Market System under the symbol SOMR. The quarterly range of prices for the Company's common stock for the years ended December 31, 1998 and 1997 is presented below:
                                      1998	               1997
       	Quarter	             		  High    Low	        High    	Low
	First-ended March 31,			      $25.625 $19.250      $20.75  14.25(a)
	Second-ended June 30,			      $24.250 $21.000      $15.50 $13.50
	Third-ended September 30,		   $25.000 $17.875	     $15.75 $13.50
	Fourth-ended December 31,		   $18.875 $15.750      $22.00 $14.94

As of February 26, 1999, there were 192 shareholders of record and approximately 840 beneficial owners.

(a) A five-for-four stock split was effective February 26, 1997.







                     MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Earnings for the year ended December 31, 1998 of $2,865,000 were 13% above comparable earnings for 1997 of $2,536,000, and 34% above earnings for 1996 of $2,145,000. Earnings for 1998 were lowered by non-recurring expenses for the merger with Whipple & Company P.C. ("Whipple") that occurred in the first quarter of 1998. These expenses reduced net earnings approximately $100,000. If these expenses were excluded from 1998 results, earnings increased to $2,965,000, an increase of 17% over the 1997 earnings and 38% over the 1996 earnings.

The merger was accounted for as a pooling--of--interests business combination, and all historical amounts have been restated to include the financial results of Whipple as if the merger had occurred at the beginning of all time periods presented in this Annual Report.

Net earnings during the three years ended December 31, 1998, by source of revenue and income, is presented below to provide an overall perspective of the results of each of the Company's operations.

                            	Amounts are After Income Taxes
                        	1998			1997			1996
	                                     	Per*	      	     Per*	         		Per*
                              Amount   Share   Amount   Share   Amount  Share
Fee income		                	$198,000  $.07 	$(43,000) $(.01)  	$106,000	$.04
Commissions and investment
 income			                    273,000   .09 	 411,000   	.14     425,000  .14
Equity in earnings of
  First Indiana	            2,929,000   .99 2,693,000    .91   2,137,000	 .73
                            ---------   --- ---------    ---   ---------  ---
       		                   3,400,000  1.15 3,061,000   1.04   2,668,000  .91
General corp.expenses       	(435,000) (.15)	(525,000)  (.18)   (523,000)(.18)
                            ---------   ---  --------   ----   ---------  ---
Net income before
  merger expenses	          2,965,000  1.00 2,536,000    .86  	2,145,000  .73
Merger expenses            		(100,000) (.03)      	-      -	       -       -
                            ---------  ---- ---------    ---   ---------  ---
Net income		               $2,865,000  $.97 2,536,000   $.86  $2,145,000  .73

*Per average diluted shares outstanding

Fee income and commissions and investment income represent the Company's direct operations in the financial services industry. The operations consist of two divisions of the Company: Somerset Financial Services and First Indiana Investor Services.

Fee income is generated by Somerset Financial Services, which was formed in 1998 as a result of the merger with Whipple. The merger combined the Company's former financial advisory and asset management operations with the operations of Whipple. Services provided by this division are paid for on an independent consulting fee only basis, with no revenue generated from the sale of any products. Commission income is generated by First Indiana Investor Services. Operations consist of an insurance agency and an investment marketing department that offers non-Federal Deposit Insurance Corporation
(FDIC) insured insurance and investment products primarily to customers of First Indiana Bank. Revenue is commission based from the insurance companies and investment product issuers it represents. Also included in this category is income generated from the Company's own investment portfolio.

FEES, COMMISSIONS, AND INVESTMENT INCOME

Revenue from fees, commissions, and investment income for the three years ended December 31, 1998 were as follows:
                           						 1998            1997      	     1996
Fee revenue				             	$6,386,000      $5,765,000	      $5,069,000
Commission revenue 			          941,000	      1,084,000      	 1,006,000
                              ---------       ---------        ---------
						                        7,327,000	      6,849,000      	 6,075,000
Investment income	        			   329,000	      	 393,000      	   457,000
                              ---------       ---------        ---------
				                       		$7,656,000	     $7,242,000      	$6,532,000
                              =========       =========        =========






                     MANAGEMENT'S DISCUSSION AND ANALYSIS

Revenue from fees and commissions during 1998 of $7,327,000 represented an increase of 7% over 1997 revenue of $6,849,000, and a 21% increase over 1996 revenue of $6,075,000. Increased fee income for health care consulting, investment and wealth management, and tax preparation and consulting services were the service specialties primarily responsible for the increase. These increases more than offset the loss of revenue in 1998 from attestation services. Attestation services included financial statement audits, compilations, and reviews. The business providing these services was sold by Whipple & Company P.C. prior to the merger of Whipple with Somerset. Revenue for performance of these attestation services is included in 1997 and 1996 revenue, with no such revenue in 1998. The Company has recently implemented strategies to expand the range of consulting services it offers and to increase revenue. These include a group purchasing service for medical practices and expansion of investment and wealth management services.

Commission revenue from the sale of insurance and investment products for 1998 declined $143,000, or 13% compared to 1997, and 6% compared to 1996. The decline is attributed to several factors including an interest rate environment that caused downward pressure on sales of fixed rate annuities, the division's primary product. During 1998, the division made significant progress in expanding its sales focus into other investment products such as variable annuities, mutual funds, stocks, and fixed income securities. While sales of these products assisted in maintaining a reasonable level of product sales, the commissions received for such sales are generally lower than those for fixed rate annuities. In the latter part of 1998, the division began focusing on sales to individuals outside of its alliance with First Indiana Bank (the "Bank") in order to increase revenue while continuing to service customers of the Bank.

Investment income decreased in each of the three years primarily from a decrease in the average amount of net cash available for investments. It is anticipated that short-term investments will continue to decline in the future as cash is used to expand operations.

EQUITY IN EARNINGS OF FIRST INDIANA CORPORATION

The Company's equity in earnings of First Indiana Corporation ("First Indiana") of $4,130,000 was 6.4% above 1997 and 38% above the amount for 1996. The year ended December 31, 1996 included an industry-wide special assessment to recapitalize the Savings Association Insurance Fund. The negative effect of this assessment was $852,000 on income before income taxes. Excluding this one-time expense, equity income amounted to $3,855,000. The 1998 equity income represented a 7% increase over this $3,855,000 comparable amount. This one-time charge resulted in an ongoing reduction in deposit premiums beginning in 1997.

First Indiana posted record earnings in 1998 while sustaining substantial asset growth. Total assets increased 11.3% and amounted to $1.8 billion compared to $1.6 billion at December 31, 1997.

Loans outstanding grew 13%, to $1.5 billion at December 31, 1998 from $1.4
billion at year-end 1997.   Total loan originations eclipsed all previous
records, amounting to $1.5 billion, a 35% increase over 1997's record levels. The significant growth in First Indiana's loan portfolios contributed to net interest income of $62.8 million, a slight decrease from $63.0 million in 1997. The decrease arises from a compressed net interest margin due to lower loan yields in the current interest rate environment.

The increase in loans occurred in all of First Indiana's targeted portfolios. Loans to business increased 44%, construction loans grew 19%, and consumer loans grew 6% during 1998 compared with 1997.

Through the sale of residential and consumer loans in the secondary market, First Indiana earned $9.4 million before income taxes in non-interest income, a 92% increase over 1997 income of $4.9 million. Total non-interest income was $23.8 million, a 32% increase over $18 million in 1997.

First Indiana experienced a favorable trend in loan charge-offs during 1998. Net loan charge-offs were $6.5 million during 1998, compared with $7.1 million in 1997. The allowance for losses on loans and real estate owned at December 31, 1998 was $26.2 million.

For a more detailed discussion of the Results of Operations of First Indiana Corporation, please refer to the Form
10-K of First Indiana Corporation, filed with the Securities and Exchange Commission under File Number 0-14354.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS

OPERATING EXPENSES

Operating expenses of $7,785,000 for 1998 represented a 3% increase over the $7,558,000 expended in 1997, and 21% above the same expenses in 1996. Expenses for 1998 included direct merger expenses of $163,000 that were one-time and non-recurring in nature. Excluding these expenses, operating expenses for 1998 amounted to $7,622,000, or 1% above 1997 expenses, and 19% above the 1996 expenses.

As a percentage of revenue and income, the $7,622,000 incurred in 1998 was 65% (35% margin), an improvement over the 68% ratio (32% margin) of 1997 and the 67% ratio (33% margin) in 1996. These percentages of revenue and income are indicative of operating efficiencies achieved by the merger, and we are pleased that they were achieved during the first year of merged operations.

We expect operating expenses, measured as a percentage of revenue and income, to continue to decrease in future periods. During 1998, the Company incurred general and administrative expenses and marketing expenses that were an indirect result of combining operations and should not be as high in future periods. In addition, during the fourth quarter of 1998, professional staff was added in the Somerset Financial Services division. The addition of these talented individuals with industry experience was in response to current and anticipated demand for our investment and wealth management and specialty consulting services. However, they represent an investment for future growth and reduced earnings in the short term. Their full potential is not expected to be reflected in financial results until 1999 and beyond.

FINANCIAL CONDITION AND LIQUIDITY

The financial condition and liquidity of the Company was excellent at December 31, 1998. The Company was also in a very sound position at the end of 1997. Because of 1995 sales of all construction industry operating assets, and the Company's operating activities since 1995 providing additional positive cash flow, the Company's balance sheet contains a large percentage of liquid assets. These liquid assets are being invested temporarily and are intended for use in additional acquisitions and the expansion of existing financial service operations.

At December 31, 1998, the Company had a high ratio of current assets to current liabilities of 14.8 to one, compared to 6.7 to one at December 31, 1997. In addition, 68% of the current assets consisted of cash, cash equivalents, and short-term investments. Net working capital was $5.8 million at December 31, 1998, compared to $6.3 million at the end of 1997. This decrease is primarily attributable to the use of cash to purchase additional shares of First Indiana and to retire all outstanding debt of Whipple that existed at the date of the merger. The Company had no debt at December 31, 1998. Outstanding debt at December 31, 1997 of $502,000 was retired in 1998. Shareholders' equity increased to $35,463,000 at December 31, 1998, from $33,460,000 at the end of 1997. The book value per share was $12.26 at December 31, 1998, compared to $11.55 at December 31, 1997, an increase of 6.1%.

Generally Accepted Accounting Principles ("GAAP") require the Company to record income tax expense at full corporate rates on a portion of its equity income from First Indiana. GAAP also requires us to record our investment in First Indiana at a net carrying value, which represents our acquisition cost of First Indiana shares, plus our equity share of First Indiana's net income. Under certain circumstances, the tax liability recorded in this manner (approximately $8.9 million) may not be paid. The market value of our investment in First Indiana at December 31, 1998 was approximately $55 million, or $19 million greater than the investment carrying amount reflected in our balance sheet at December 31, 1998.

Operating activities during 1998 provided $734,000 of cash, compared to $1,123,000 in 1997. The two primary causes of this decrease were an increase in trade accounts, notes, and other receivables and a comparative decrease in non-cash deferred income tax expense. The increase in receivables was primarily a result of the timing of the completion of services that occurred late in 1998 and the overall increase in revenue and operating levels. The comparative lower deferred income tax expense was a result of the change of the method of filing taxes for Whipple from cash basis accounting to accrual basis accounting, which caused a reversal of taxes previously deferred at December 31, 1997.

The Company purchased 40,500 shares of First Indiana common stock at a cost of $990,000, and spent $207,000 for equipment; primarily computers and software to bring systems into readiness for the Year 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company paid $522,000 in cash dividends to its shareholders in 1998, at an annual rate of $.18 per share, the same as the rate paid in 1997. The $.18 per share paid in 1997 represented a 12.5% increase over the dividend paid in 1996. The increase in the dollar amount of dividends paid during 1998 was caused by an increase in the number of shares outstanding, primarily as a result of the shares issued in the Whipple merger. Dividends paid during 1998 represented 71% of cash flow from operations, compared to 41% in 1997, and 28% in 1996.

In the latter part of 1998, the Company repurchased 23,465 shares of its common stock, at a cost of $464,000, and reissued 6,094 shares of common stock for proceeds of $88,000. The shares were reissued pursuant to stock option grants that were exercised during the year.

Proceeds from the sale of short-term investments amounted to $1,533,000. The investments were sold to provide funding for the uses of cash previously described.

Management anticipates that expansion activities, including future purchase of property and equipment, will be funded from available cash and short-term investments. A major acquisition could require the use of bank debt and/or the issuance of additional shares of common stock.

The Company is a registered savings and loan holding company and is subject to regulations of permitted activities defined in the National Housing Act and administered by the Office of Thrift Supervision.

IMPACT OF ACCOUNTING STANDARDS NOT YET ADOPTED

During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 ("SOP 98-5"), Reporting on the Costs of Start-Up Activities. SOP 98-5 requires that the costs of start-up activities, including organization costs, be expensed as incurred. It further requires that any such costs capitalized in prior periods be charged to expense. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company will adopt SOP 98-5 effective January 1, 1999. Concurrent with the adoption, the Company will charge $189,000 to expense that will be reported as the cumulative effect of a change in accounting principle in the first quarter of 1999.

Other pronouncements by the Financial Accounting Standards Board and the American Institute of Certified Public Accountants during 1998 have either been adopted by the Company or are not applicable to the Company's consolidated financial statements.

YEAR 2000 READINESS

The Year 2000 issue refers to shortcomings which exist in some current computer hardware and software that preclude the correct calculation of date-sensitive information from, into, and between the twentieth and twenty-first centuries, including leap year calculations. The Company is subject to regulations of two governmental agencies in connection with review of its state of readiness. The Company's operations of the First Indiana Investor Services division is subject to review by the Federal Financial Institutions Examination Council ("FFIEC") and its Somerset Financial Services division, as a Registered Investment Advisor, is subject to review by the Securities and Exchange Commission ("SEC"). Both the FFIEC and the SEC require us to assess the Company's and its vendors' ability to be Year 2000 ready by June 30, 1999 for all mission critical systems. Because the Company relies on technology for transaction processing, preparing for the Year 2000 is a critical focus of resources.

All hardware and software vendors, as well as significant other vendors, have been identified and contacted. The Company identified potential Year 2000 readiness issues and developed action plans and contingency plans for each issue. During 1998, the Company tested systems for purposes of validating Year 2000 readiness, upgraded and replaced existing hardware, software, and embedded systems, and implemented contingency plans in the event a particular vendor will not assist the Company in its Year 2000 efforts. A team is monitoring significant vendor relationships to ensure that no issues arise which will cause management to doubt the ability of the vendor to be adequately prepared for the Year 2000 and thus possibly impact the Company's ability to conduct business beyond the century change.

The Company uses external data service bureaus for processing and reporting of some customer data. Proxy testing has been conducted on the mission critical aspects with the service bureaus.




                       MANAGEMENT'S DISCUSSION AND ANALYSIS

The Company completed an upgrade of personal computer hardware during 1998, at a cost of approximately $140,000, and also completed the installation of replacement vendor supplied software at a cost of approximately $20,000.

At December 31, 1998, all computer hardware is capable of processing data in the Year 2000, and all mission critical software has been tested and determined to be Year 2000 compliant, with the exception of two software systems that are scheduled to be replaced by June 30, 1999. The cost of such upgrades is estimated to be $25,000.

Due to uncertainties associated with Year 2000 problems, the Company's contingency plan in the event that its business or operations are disrupted January 1, 2000, is to focus the resources and professional staff of Paradym Technologies, Inc. immediately on the remediation of any system failure that may have gone undetected. Paradym Technologies, Inc. is a wholly-owned subsidiary of the Company that is in the business of providing information technology services to clients of the Company.

Management sees no internal impact or risk to the Company's ability to operate in the twenty-first century, but it is not possible to assess the financial impact of lost revenue due to Year 2000 issues or future expenditures due to external factors at this time.

INFORMATION ON FORWARD-LOOKING STATEMENTS

The statements in the Annual Report that are not historical are forward-looking statements. Although the Company believes that its expectations are based upon reasonable assumptions within the bounds of its knowledge of its business, there can be no assurance that the Company's financial goals will be realized. Numerous factors may affect the Company's actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the Company.






                    INDEPENDENT AUDITORS' REPORT

The Board of Directors and Shareholders
The Somerset Group, Inc.:

We have audited the accompanying consolidated balance sheets of The Somerset Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of The Somerset Group, Inc.'s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Somerset Group, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles.



KPMG LLP
Indianapolis, Indiana
February 5, 1999







                      CONSOLIDATED STATEMENTS OF INCOME
The Somerset Group, Inc.

                                          		Year Ended December 31,
                                        	1998	      	1997	      	1996

Revenue and income:
  Fees and commissions			           $7,327,000	 $6,849,000	  $6,075,000
	Equity in earnings of First
      Indiana Corporation         	  4,130,000	  3,883,000	   3,003,000
	Investment income			                  329,000	    393,000      457,000
                                    ----------  ----------   ----------
	  Total revenue and income	        11,786,000	 11,125,000	   9,535,000

Operating expenses:
   Salaries, wages, commissions,
   and benefits	      	              5,849,000	  5,990,000	   4,861,000
   General & administrative expenses   998,000	    882,000      952,000
   Occupancy expenses			               347,000	    305,000      295,000
   Advertising and marketing		         152,000	     96,000	      22,000
   Depreciation and amortization	      272,000	    246,000	     182,000
   Interest expense                  				4,000	     39,000	     100,000
   Merger expenses				                 163,000	      	  -		          -
                                     ---------   ---------    ---------
	Total operating expenses		          7,785,000	  7,558,000	   6,412,000

Income before income taxes	       	  4,001,000	  3,567,000	   3,123,000
Income tax expense				               1,136,000	  1,031,000	     978,000
                                     ---------   ---------    ---------
		Net income			                     $2,865,000	 $2,536,000	  $2,145,000
                                     =========   =========    =========

Income per share
	Basic				                             		$.99	     	 $.87	     	  $.75
                                         ====         ===          ===
	Diluted			                            		$.97     		 $.86     		  $.73
                                          ===         ===          ===


Average shares outstanding
	Basic		                       			  2,899,933	  2,902,800	   2,870,743
	Diluted				                        2,961,835	  2,957,978	   2,929,489


See accompanying Notes to Consolidated Financial Statements.






                          CONSOLIDATED BALANCE SHEETS

The Somerset Group, Inc.

                                                  	As of December 31,
ASSETS							                                   	1998	      	     1997
Current assets
	Cash and cash equivalents	              		     $526,000	      $600,000
	Short-term investments				                    3,713,000	     5,248,000
	Trade accounts, notes, and other receivables,
       less allowance for doubtful accounts 	  1,888,000	     1,222,000
	Prepaid expenses					                            87,000	   	    80,000
	Refundable income taxes				                       	  -		       203,000
                                               ---------      ---------
		Total current assets			                      6,214,000	     7,353,000
Investments
	First Indiana Corporation (market values
      Of $55,169,000 and $68,515,000)	      	 36,104,000	    32,406,000
                                              ----------     ----------
Office furniture and equipment				             1,169,000      1,143,000
	Less accumulated depreciation	            		    712,000	   	   696,000
                                               ---------      ---------
								                                         457,000	   	   447,000
Other assets
	Notes receivable, net		                   		    240,000	   	   580,000
	Goodwill, net of accumulated amortization	    1,074,000	     1,133,000
	Other							                                    684,000	   	   541,000
                                               ---------      ---------
								                                       1,998,000	     2,254,000
                                               ---------      ---------
Total Assets					                          		$44,773,000	   $42,460,000
                                              ==========     ==========


Liabilities and Shareholders' Equity
Current liabilities
	Note payable - bank	                     			$      -	         $459,000
	Current portion of long-term debt			               - 	          13,000
	Trade accounts payable				                      97,000	    	    60,000
	Accrued compensation				                       194,000	    	    86,000
	Taxes, other than income taxes			               33,000		        53,000
	Income taxes						                              30,000	    	        -
	Deferred income taxes					                          -	     	   327,000
	Other accrued expenses				                      65,000	    	   104,000
                                                -------       ---------
		Total current liabilities		                   419,000		     1,102,000
Deferred income						                                -     		    23,000
                                                -------         -------
Deferred income taxes					                    8,891,000	      7,845,000
                                              ---------       ---------
Long-term debt, less current portion				             -	     	    30,000
                                              ---------       ---------
Shareholders' equity
	Common stock without par value, authorized
  4,000,000 shares, issued and outstanding
  2,909,214 and 2,897,724 shares		            1,862,000	      1,855,000
	Capital in excess of stated value		          3,599,000	      3,549,000
	Accumulated other comprehensive income (loss)  (19,000)		      (22,000)
	Retained earnings					                      30,359,000	     28,078,000
                                             ----------      ----------
					                			                     35,801,000	     33,460,000
	Less 17,371 treasury shares, at cost		        (338,000)             -
                                              ---------       ---------
		Total shareholders' equity		               35,463,000	     33,460,000
                                             ----------      ----------
Total Liabilities and Shareholders' Equity		$44,773,000	     $42,460,000
                                            ===========       ==========

See accompanying Notes to Consolidated Financial Statements.






                    CONSOLIDATED STATEMENTS OF CASH FLOWS

The Somerset Group, Inc.

                                          		Year Ended December 31,
                                               	1998      		1997      		1996

Cash flows from operating activities:
	Net income	                          				$2,865,000	 $2,536,000	  $2,145,000
	Adjustments to reconcile net income to net cash
	  provided by operating activities:
		Depreciation and amortization	             272,000     246,000      182,000
		Deferred income taxes		                    719,000	  1,199,000 	    985,000
		Equity in earnings of First Indiana
  Corporation		                          	(4,130,000) (3,883,000)  (3,003,000)
		Dividends received from First Indiana
 	  Corporation			                         1,319,000	  1,087,000	   1,015,000
		Other					                                      -        		 -	      (11,000)
		Changes in operating assets and liabilities:
			Trade accounts, notes, and
  other receivables	                        (666,000)    171,000      779,000
			Prepaid expenses		                         (7,000)    (18,000)     (13,000)
			Accounts payable and accrued
  expenses			                                 86,000	    (42,000)    (424,000)
			Accrued and refundable income
   taxes			                                  276,000	   (173,000)    (173,000)
                                             -------    ---------    --------
Net cash provided by operating activities	   734,000   1,123,000	   1,482,000
                                             -------    --------     --------
Cash flows from investing activities:
	Purchase of shares of First
      Indiana Corporation	                  (990,000)	        -       		   -
	Proceeds from sale of assets		                  	-      		8,000      		2,000
	Purchase of property and equipment	        (207,000)	  (229,000)    (272,000)
	Decrease (increase) in other assets	        256,000	     (3,000)   1,097,000)
	Decrease (increase) in short-term
        investments	                       1,533,000	   (524,000)   2,470,000
                                           ---------    --------     --------
Net cash provided (used) by investing
  activities		                               592,000	   (748,000)   1,103,000
                                             -------     -------     --------
Cash flows from financing activities:
   Principal payments on note payable, bank (459,000)   (225,000)    (249,000)
	Principal payments on long-term
      borrowings		                           (43,000)    (12,000)  (2,445,000)
	Proceeds from sale of common stock	          88,000	    330,000	     164,000
	Purchase of common stock			                (464,000)   (475,000)    (298,000)
	Cash dividends paid			                     (522,000)	  (462,000)    (409,000)
                                             -------     -------      -------
Net cash used by financing activities    	(1,400,000)   (844,000)  (3,237,000)
                                           ---------     -------    ---------

Decrease in cash and cash equivalents	       (74,000)   (469,000)    (652,000)

Cash and cash equivalents at beginning
   of period		                               600,000   1,069,000    1,721,000
                                             -------    --------     --------

Cash and cash equivalents at end of period 	$526,000	   $600,000   $1,069,000
                                            ========     =======    =========


See accompanying Notes to Consolidated Financial Statements.






                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

The Somerset Group, Inc.
January 1, 1996 to December 31, 1998

                     		    Capital   	Accumulated
				                      in Excess    Other
                   Common  of Stated	 Comprehensive   Retained Treasury
                   Stock	     Value	  Income (Loss)  Earnings  Shares	 Total
Balance January 1,

  1996		        $1,829,000  $3,648,000 	$72,000  $24,210,000  $ - $29,759,000
Comprehensive income:
Net income year ended
  December 31,
    1996		             -	           -	  	    -     2,145,000    -   2,145,000
Unrealized losses on short-term
  investments, net of deferred
  income taxes	       	-       	    -   (72,000)          -	    -     (72,000)
Total comprehensive income
                                                                     --------
							                                                             2,073,000
Shares of common
 stock issued	      17,000   	 292,000     	  -	      64,000    -     373,000
Shares of common
stock retired	     (10,000)   (227,000)       -	          -     -    (237,000)
Cash dividends paid    	-	          -	     	  -	    (409,000)   -    (409,000)
Equity in other capital changes of
 First Indiana Corporation, net of
 deferred income taxes 	-	          -     		  -	      38,000    -     	38,000
                  -------   --------  ----------  ---------- ------   -------
Balance December
 31, 1996	      1,836,000    3,713,000     	  -	  26,048,000    -  31,597,000
Comprehensive income:
Net income year ended
  December 31, 1997   	-	           -      	  -	   2,536,000    -   2,536,000
Unrealized losses on short-term
  investments, net of deferred
  income taxes	       	-	           -   	(22,000)	        -	     -    (22,000)
                                                                    ---------
  Total comprehensive income		    			                               2,514,000
Shares of common
 stock issued      39,000      265,000        -	      39,000     -    343,000
Shares of common
  stock retired	  (20,000)   	(429,000)	      -	          -      -   (145,000)
Cash dividends paid   	-	           -      	  -	    (462,000)    -   (462,000)
Equity in other capital changes of
First Indiana Corporation, net of
deferred income taxes 	-	           -      	  -	     (83,000)    -    (83,000)
                 ---------  ---------   --------   ---------  -----  --------
Balance December
  31, 1997	      1,855,000   3,549,000   (22,000) 28,078,000     - 33,460,000
Comprehensive income:
Net income year ended
  December 31, 1998   	-	           -	        -	   2,865,000     -  2,865,000
Unrealized gain on short-term
  investments, net of deferred
  income taxes	       	-	           -     	3,000	         -	     -      3,000
                                                                     --------
Total comprehensive income							                                   2,868,000
Tax benefit of stock
 options exercised    	-	       95,000      	 -	          -	     -    	95,000
Shares of common
  stock issued  	   7,000	     (45,000)     	 -	          -  126,000  	88,000
Purchase of
  treasury shares	     -	           -	      	 -	          - (464,000) 464,000)
Cash dividends paid    -	           -      		 -	    (522,000)   	-   (522,000)
Equity in other capital changes of
 First Indiana Corporation, net of
 deferred income taxes -	           -	      	 -	     (62,000)   	-    (62,000)
                 --------   --------    -----   ----------  --------  -------
Balance December
  31, 1998	    $1,862,000  $3,599,000 $(19,000) $30,359,000 $(338,000)  35,463,000


See accompanying Notes to Consolidated Financial Statements.





                   STATEMENT OF MANAGEMENT RESPONSIBILITY

Management of The Somerset Group, Inc. has prepared and is responsible for the consolidated financial statements and for the integrity and consistency of other related information contained in the Annual Report. In the opinion of management, the consolidated financial statements, which necessarily include amounts based on management's estimates and judgments, have been prepared in conformity with generally accepted accounting principles appropriate to the circumstances.

The Company maintains a system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with the Company's authorizations and policies, and that transactions are properly recorded so as to permit preparation of the consolidated financial statements that fairly present the financial position and results of operations in conformity with generally accepted accounting principles. Internal accounting controls are augmented by written policies covering standards of personal and business conduct and an organizational structure providing for division of responsibility and authority.

Management believes the system of controls has prevented any occurrences that could be material to the consolidated financial statements.

The Company engaged the firm of KPMG LLP, independent auditors, to render an opinion on the consolidated financial statements. The accountants have advised management that they were provided with access to all information and records necessary to render their opinion.

The Board of Directors exercises its responsibility for the consolidated financial statements and related information through the Audit Committee, which is composed entirely of outside directors. The Audit Committee meets regularly with management and KPMG LLP to assess the scope of the annual audit plan, to review the Annual Report and Form 10-K, including major changes in accounting policies and reporting practices, and to approve non-audit services rendered by the independent auditors.

KPMG LLP also meets with the Audit Committee, without management present, to afford the Committee the opportunity to express its opinion on the adequacy of compliance with established corporate policies and procedures and the quality of financial reporting.

February 5, 1999





Robert H. McKinney   		Marni McKinney           			Joseph M. Richter
Chairman		            	President and    		        	Chief Financial Officer
   			                	Chief Executive Officer






NOTE 1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Somerset Group, Inc. (The "Company" or "Somerset") is a nondiversified, unitary savings and loan holding company. Its major asset at December 31, 1998 is a 21.7% ownership interest in First Indiana Corporation ("First Indiana"), which owns 100% of First Indiana Bank (the "Bank"). The Company operates First Indiana Investor Services, which markets insurance and investment products primarily to Bank customers.

As a result of a merger on January 20, 1998 with Whipple & Company P.C. ("Whipple"), a division of the Company, Somerset Financial Services, provides tax, accounting, health care consulting, investment and wealth management, and management consulting services. On January 5, 1999, a subsidiary of the Company, Paradym Technologies, Inc., purchased the assets and business of two companies and will provide information technology consulting, including corporate Internet, networking, video surveillance, and wiring services.

(a) Basis of Financial Statement Presentation: The consolidated financial statements include the accounts of the Company and its 100% owned subsidiaries. The consolidated financial statements have been prepared in conformity with GAAP. The merger with Whipple was accounted for as a pooling-of-interests combination and, accordingly, Somerset's historical consolidated financial statements have been restated to include the accounts and results of Whipple. (See Note 2.) In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

(b) Fees and Commissions: Fees and commissions represent revenue from financial services provided to clients and from the sale of insurance and investment products.

(c) Cash and Cash Equivalents: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, cash in banks, and money market funds immediately available.

(d) Short-Term Investments: The investments are valued at fair value on the statement date. They are available-for-sale and proceeds are available on three days' notice. Unrealized holding gains and losses are excluded from earnings and are reported net of deferred income taxes as accumulated other comprehensive income.

(e) Investment in First Indiana Corporation: First Indiana Corporation is a nondiversified unitary savings and loan holding company whose primary subsidiary is a federally chartered stock savings bank. It operates retail banking and mortgage and consumer loan offices throughout Indiana and mortgage and consumer loan offices in seven other states. Somerset's investment in First Indiana Corporation is stated at cost, adjusted for its share of undistributed earnings, and includes adjustments under the purchase method of accounting. Capital changes of First Indiana Corporation are reflected as a separate component of consolidated retained earnings.

(f) Office Furniture and Equipment: Office furniture and equipment are stated at historical cost for financial reporting purposes. Depreciation is determined using the straight-line method based upon the estimated useful lives of the individual assets. Both straight-line and accelerated methods are used for income tax purposes.

(g) Employee Benefit Plans: Prior to the merger with Whipple, Somerset maintained a Salary Reduction Simplified Employee Pension Plan (SAR-SEP), and Whipple maintained a Profit Sharing Retirement Plan. The SAR-SEP was qualified for income tax deferral under Internal Revenue Service Code Section 408(k), and the Profit Sharing Retirement Plan was qualified under Internal Revenue Service Code Section 401(k). The Somerset SAR-SEP was terminated in 1998, and the Company adopted the Whipple Profit Sharing Retirement Plan for all employees.

(h) Income Taxes: The Company uses the asset and liability method to accountfor income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax basis. The principal temporary difference between the financial statement carrying amounts and the tax basis that result in deferred taxes is the investment in First Indiana, accounted for under the equity method of accounting. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the effective date.

 (i) Earnings Per Share: Basic earnings per share for 1998, 1997, and 1996 were computed by dividing net income by the weighted average shares of common stock outstanding (2,899,933, 2,902,800, and 2,870,743 in 1998, 1997, and
1996 espectively). Diluted earnings per share for 1998, 1997, and 1996 were computed by dividing net earnings by the weighted average shares of common stock and common stock that would have been outstanding assuming the issuance of all potential dilutive shares outstanding (2,961,835, 2,957,978, and 2,929,489 in 1998, 1997, and 1996, respectively). Dilution of the per-share calculation relates to stock options. All share and per-share amounts have been adjusted for five-for-four stock splits that were effective February 26, 1997 and February 29, 1996.

(j) Treasury Shares: Treasury shares issued were valued at average cost of all treasury shares at the date of issuance.

(k) Comprehensive Income: The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" ("FAS 130"), which established standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive income is the total of all net income and all nonowner changes in equity. The Company adopted FAS 130 as of January 1, 1998, it was retroactively applied to December 31, 1996, and the statement had no impact on the financial condition or results of operations.

(l) Segments of an Enterprise: The FASB also issued Statement of Financial Accounting Standard No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("FAS 131"), which introduced new guidelines on segment reporting. The Company adopted FAS 131 as of January 1, 1998 and has presented the applicable disclosures for 1996, 1997, and 1998. (See Note 10.)



NOTE 2. BUSINESS COMBINATIONS

WHIPPLE & COMPANY P.C.

On January 20, 1998, Somerset issued 333,339 shares of its common stock for all the outstanding common stock of Whipple, a provider of financial and accounting services that include tax planning and preparation, accounting, health care consulting, information technology, investment management, and management consulting services. Shares of Whipple were not publicly traded. This business combination has been accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements for periods prior to the combination have been restated to include the accounts and results of operations of Whipple.

The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying consolidated financial statements are summarized below.
	                             			 Year Ended December 31,
                		           						   1997     		  1996
	Revenue and income
	    Somerset					              $ 5,385,000	  $4,449,000
	    Whipple					                 5,740,000	   5,086,000
                                 ----------    ---------
	          Combined				         $11,125,000	  $9,535,000
                                 ==========    =========

Operating Expense
	    Somerset				            	  $ 1,978,000	  $1,524,000
	    Whipple					                 5,580,000	   4,888,000
                                  ---------    ---------
	          Combined				         $ 7,558,000	  $6,412,000
                                 ==========    =========


Net Income
	    Somerset	            				  $ 2,450,000	  $2,309,000
	    Whipple					                  	 86,000	     106,000
                                  ---------    ---------
	          Combined				         $ 2,536,000	  $2,145,000
                                  =========    =========
The 333,339 shares issued by Somerset in the transaction consisted of 293,833 shares held as treasury shares and 39,506 previously unissued shares.  There were no transactions between Somerset and Whipple prior to the combination.





PARADYM TECHNOLOGIES, INC.

On January 4, 1999, a 100% owned subsidiary of Somerset purchased the assets of two companies and commenced operations as Paradym Technologies, Inc. ("Paradym"). Paradym will provide information technology consulting services, including corporate Internet, networking, video surveillance, and wiring services. The total cost of the assets purchased was $315,000.

NOTE 3. SHORT-TERM INVESTMENTS

Short-term investments are stated at fair value and are available-for-sale. The Company is actively seeking new businesses in the financial services industry and expects to utilize these funds for that purpose. The investments at December 31, 1998 and 1997 consisted of the following:

					                                       Unrealized  Unrealized      Fair
December 31, 1998	                			Cost	      Gains	     Losses      Value
Bond Mutual Funds	         		   $2,059,000    $ 1,000	  $(43,000)   $2,017,000
Government Agency
 Mortgage Securities        	      830,000     	4,000	        -        834,000
Collateralized Mortgage Securities	674,000     	3,000	        -  	     677,000
Money Market Funds, Pending
  Investment		                     185,000	        -	         -        185,000
                                   -------      -----     -------    ---------
                        					   $3,748,000    $ 8,000 	  $(43,000)  $3,713,000
                                  ========     ======     =======    =========
December 31, 1997
Bond Mutual Funds	         		   $2,480,000    $ 5,000	   $(41,000)  $2,444,000
Government Agency Securities	     	200,000	        -	          -       200,000
Government Agency Mortgage
  Securities		                     922,000     	3,000	         -	      925,000
Collateralized Mortgage
  Securities                     1,080,000     	4,000	         -	    1,084,000
Money Market Funds,
  Pending Investment       		      595,000         -	          -	      595,000
                                 ---------   --------    ---------    --------
					                           $5,277,000    $12,000	   $(41,000)  $5,248,000
                                 =========     ======     =======    =========




NOTE 4. ALLOWANCES FOR DOUBTFUL ACCOUNTS

Trade accounts, notes, and other receivables are net of allowances for doubtful accounts of $108,000 and $100,000 at December 31, 1998 and 1997, respectively. Activity concerning the allowances for doubtful accounts for the three years ended December 31, 1998 was as follows:

							      Year Ended December 31,
                               		            1998      	 	1997     	  1996
Balance at beginning of period			         $153,000 	   $118,000    $123,000
Additions charged to costs and expenses	    10,000 	    149,000   	 	70,000
Uncollectible accounts written off,
  net of recoveries	                       (25,000)	   (114,000)    (75,000)
                                           -------      -------      ------
Balance at end of period				              $138,000 	   $153,000    $118,000
                                           =======      =======     =======
Amount classified as a reduction of trade
 accounts, notes, and other receivables	  $138,000 	   $ 53,000    $118,000
Amount classified as a reduction of other
	assets, notes receivable			                    -	      100,000    		    -
                                           -------      -------     -------
						                                    $138,000 	   $153,000    $118,000
                                           =======      =======     =======



NOTE 5. INVESTMENT IN FIRST INDIANA CORPORATION

The Company's percentage ownership in First Indiana was as follows:
(Shares adjusted for First Indiana's stock splits.)

                							      First Indiana
					                 Shares	          Shares      	  Percentage
	As of:				           Owned	           Outstanding	   Ownership
	December 31, 1998			 2,758,467	       12,703,294	     21.7%
	December 31, 1997			 2,717,967	       12,668,191	     21.5%
	December 31, 1996			 2,717,967	       12,455,122	     21.8%

The Company's equity in earnings of First Indiana was as follows:

                                    							Year Ended December 31,
						                                       1998    		  1997    		  1996
Equity in earnings of First Indiana based
	on percentage of ownership		           $4,122,000   $3,815,000 $2,886,000
Equity in First Indiana's gain on sale of
	subsidiary sold to the Company,
	contained in equity in earnings           		   -	     	(15,000)  (147,000)
Purchase price adjustments:
	The Company's equity ownership
	of First Indiana's net assets exceeded
	the actual cost of its shares. Under
	the purchase accounting method,
	these purchase price adjustments
	are being amortized to income using
	both the declining balance and straight
	line methods and amortization periods
	of 3 to 25 years				                        8,000	      83,000     264,000
                                          --------    ---------  ----------
Total equity in earnings		          		  $4,130,000   $3,883,000  $3,003,000
                                         =========    =========   =========


At December 31, 1998, the actual cost of the Company's shares exceeded its equity ownership of First Indiana's net assets. In future periods these aggregate purchase price adjustments will be amortized to expense using the straight-line method over 3 to 25 years. At December 31, 1998, the unamortized balance of the purchase price adjustments to be charged against equity in earnings was $62,000.

The changes in retained earnings for equity in other capital changes of First Indiana primarily represents changes in the Company's percentage share of First Indiana's net worth resulting from changes in the number of First Indiana shares outstanding or the number of shares owned by the Company. Such capital changes also represent changes in First Indiana's unrealized gain or loss on investments and other changes reflected in First Indiana's retained earnings.

The Company's equity in undistributed earnings (equity in earnings not received as dividends) and capital changes of First Indiana, included in consolidated retained earnings at December 31, 1998 and 1997 were $21,829,000 and $19,128,000, respectively.

Equity in earnings of First Indiana for the year ended December 31, 1996 were reduced by an FDIC special assessment. The $852,000 assessment represents the Company's equity in the net earnings effect of the total assessment paid by First Indiana. The one-time charge was the result of a special assessment by the FDIC imposed on all banks, including First Indiana Bank, whose customers' deposits are insured by its Savings Association Insurance Fund.

First Indiana is not subject to any regulatory restrictions on the payment of dividends to its stockholders. However, the Office of Thrift Supervision has promulgated regulations governing dividend payments, stock redemptions, and other capital distributions, including upstreaming of dividends by a savings institution to a holding company. Under these regulations, the Bank may make distributions to First Indiana of up to 100 percent of the Bank's net earnings over the most recent four-quarter period, less distributions made during such four-quarter period. The Bank is required to give the Office of Thrift Supervision 30 days advance notice before declaring a dividend.


NOTE 6. OTHER ASSETS

Notes receivable consisted of the following:
                                                            	December 31,
									                                                   1998	    	  1997
 Long-term note receivable in connection with the sale
  of construction assets					                            $240,000    $270,000
Long-term note receivable in connection with
  the sale of discontinued radio broadcasting properties      	-	     410,000
	Less allowance for doubtful accounts			                       -	    (100,000)
                                                          -------     -------
			                        						                        $240,000	   $580,000
                                                          =======     =======

Goodwill is stated net of accumulated amortization. The amounts represent cost of assets purchased, paid to the Bank, in excess of their market value, and include consideration paid for an exclusive operating agreement for marketing and sales of non-FDIC insured insurance and investment products to customers of the Bank.

Amounts paid are being amortized to expense over 15 years and consisted of the following:

                                                            December 31,
							     		                                          1998	    	     1997
Original amount paid				                           $1,188,000     $1,188,000
Additional purchase price paid under
 an agreement for	payment if profits
 exceeded pre-determined amounts			                   101,000	        74,000
                                                     --------      ---------
								                                            1,289,000     	1,262,000
	Less accumulated amortization			                    (215,000)    	 (129,000)
                                                    ---------       --------
								                                           $1,074,000     $1,133,000
                                                    =========      =========

Other assets consisted of the following:
                                                 										December 31,
                                                									1998  		     1997
	Investment in split-dollar life		                    $495,000	   $460,000
	Organizational costs				                              189,000	 	   81,000
                                                       -------     -------
								                                              $684,000	   $541,000
                                                       =======     =======


The investment in split-dollar life insurance consists of contracts for a key officer of the Company and is secured by cash value of the contracts and a contractual guarantee of yield.

Organizational costs were incurred in connection with the start-up of specialty consulting services offered by the Company and Whipple. The Company adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities, effective January 1, 1999. Concurrent with this adoption, the $189,000 will be charged to expense as a change in accounting method and will be reported in the 1999 first quarter results.

NOTE 7. FINANCIAL INSTRUMENTS

The estimated fair value of the Company's financial instruments at December 31, 1998 and 1997 approximate their carrying value as reflected in the consolidated balance sheets. The Company's financial instruments include cash and cash equivalents, short-term investments, and notes receivable. Financial instruments also include the investment in First Indiana that had a fair value of $55,169,000 and $68,515,000 at December 31, 1998 and 1997, respectively.


NOTE 8. INCOME TAXES

Income tax expense (benefit) attributable to income from operations consisted of:

                                              	Year Ended December 31,
Current:	                                  						1998   	 	 1997    		  1996
	Federal					                                $321,000	  $(147,000)  $(24,000)
	State and local				                           58,000	    (20,000)    (4,000)
                                              -------     -------     ------
							                                       379,000	   (167,000)   (28,000)
Deferred:
	Federal					                                 659,000   1,033,000    863,000
	State and local				                           98,000     165,000    143,000
                                              -------   ---------   --------
							                                       757,000	  1,198,000  1,006,000
Total:
	Federal		                             			    980,000     886,000	   838,000
	State and local				                          156,000	    145,000    140,000
                                              -------     -------    -------
Total income tax expense on
  income from operations		                 $1,136,000  $1,031,000   $978,000
                                            =========    ========    =======


Income tax expense attributable to income from operations differed from the amounts computed by applying the federal income tax rate of 34% to pretax income from operations as a result of the following:

                                   							     Year Ended December 31,
							                                          1998     		1997      		1996
Federal income tax at statutory rate of 34% $1,360,000 $1,213,000 	$1,062,000
Add tax effect of:
	State and local income taxes,
	net of federal income tax benefit	            106,000	   132,000     192,000
Dividends received deduction (First Indiana)  (259,000)  (296,000)	  (276,000)
Other							                                    29,000	   (18,000)		       -
                                             ---------   --------     -------
						                                   	  $1,136,000 $1,031,000    $978,000
                                             =========   ========     =======


The tax effects of temporary differences that give rise to significant portions of the net deferred tax liability at December 31, 1998 and 1997 consist of:

                                                									December 31,
Deferred tax assets:			                           		1998	    	     1997
	Allowance for doubtful accounts	                 $53,000	       $42,000
	Unrealized investment losses		                    12,000	     	  14,000
	Accrued liabilities		                            		7,000		       28,000
                                                  -------         ------
		Total deferred tax assets	                      $72,000	       $84,000
                                                   ======         ======

Deferred tax liabilities:
	Investment in First Indiana			               	$8,951,000    	$7,895,000
	Office furniture and equipment				                12,000         15,000
	Cash basis tax accounting versus accrual basis   	______	       327,000
                                                ---------      ---------
		Total net deferred tax liabilities	         	$8,963,000    	$8,256,000
                                                =========      =========

Net deferred tax liabilities				              	$8,891,000    	$8,172,000
                                                =========      =========

Amount classified as current 				                      -	        327,000
Amount classified as long-term				             	8,891,000	     7,845,000
                                                ---------      ---------
								                                       $8,891,000    	$8,172,000
                                                =========      =========

The Company made income tax payments of $61,000 during the year ended December 31, 1998, received income tax refunds of $125,000 during the year ended December 31, 1997, and made income tax payments of $235,000 during the year ended December 31, 1996.

NOTE 9. INTERIM QUARTERLY RESULTS (UNAUDITED)

(Dollars in thousands except per share data)

                                						   	First 	Second   Third  Fourth
1998						                              Quarter	Quarter Quarter Quarter	Annual
Commissions, fees, and investment income	$2,587  $1,720  $1,673  $1,676	$7,656
Equity in earnings of First Indiana		       950     997   1,081   1,102	 4,130
Operating expenses				                  	(2,045) (1,949) (1,888) (1,903)(7,785)
Income before income taxes			             1,492     768     866     875	 4,001
                                          -----   -----    ----   -----  -----
Net income				                         		$1,012    $570    $628    $655	$2,865
                                          =====     ===     ===     ===  =====
Income per share- basic			                	$.35	   $.20    $.22    $.23   $.99
                                            ===     ===     ===     ===    ===
Income per share- diluted	               		$.34 	  $.19    $.21    $.22   $.97
                                            ===     ===     ===     ===    ===
1997
Commissions, fees, and investment income	$2,634  $1,611  $1,432  $1,565 $7,242
Equity in earnings of First Indiana		       871     846     998   1,168	 3,883
Operating expenses				                  	(2,227) (2,203) (1,548) (1,580)(7,558)
Income before income taxes			             1,278     254     882   1,153	 3,567
                                          -----    ----    ----   -----  -----
Net income						                           $863    $239    $620    $814	$2,536
                                            ===    ====     ===     ===  =====
Income per share - basic				               $.30    $.08    $.21    $.28  	$.87
                                            ===     ===     ===     ===    ===
Income per share - diluted			              $.29    $.08    $.21    $.28  	$.86
                                            ===     ===     ===     ===    ===


Revenue and income from financial services is cyclical in nature as a result of the timing of income tax planning and preparation services performed by the Company. Because of government imposed filing deadlines, a larger percentage of these services occur during the first four months of each calendar year. Revenue and income during the first quarter of each year will be favorably affected, as compared to the remaining three quarters of the year.

NOTE 10. SEGMENT REPORTING

Somerset's business units are organized to operate in the financial services industry and as a holding company for its investment in First Indiana. There are three operating and reporting units organized on the basis of the type and source of their revenue and income.

The Somerset Group Management Division
This division manages all investment and treasury functions of the Company, including overseeing its investment in First Indiana. It also sets policy guidelines for the other operating divisions. Revenue and income is derived from the Company's investment in First Indiana and from investment and loan portfolios.

Somerset Financial Services Division
Services provided to the general public by Somerset Financial Services include tax planning and preparation, health care consulting, information technology, investment and wealth management, and management consulting services for entrepreneurs, their businesses, families, and individuals. Revenue and income for services is on a fee basis only; as an hourly fee or a quoted flat fee. No products are sold and no remuneration is received as an agent for any other business or organization.

First Indiana Investor Services Division
This division markets investment and insurance products primarily within the branch bank system of First Indiana and to a lesser degree to the general public. The primary investment products include variable annuities, mutual funds, and stocks and bonds. The primary insurance products include fixed annuities, life insurance, and property and casualty insurance. Revenue and income received is generated solely from commissions received on products sold, as an agent for insurance companies, or through a contractual arrangement with a registered investment broker/dealer.


There were no inter-segment sales and no foreign operations.

The segment financial information provided below is based on the internal management reporting system used by the Company's management to monitor and manage the financial performance of the Company. The Company evaluates segment performance based on the return on beginning equity employed and the return on revenue.

                   					          	                  First
	                             Somerset     Somerset  Indiana
					                           Group     Financial  Investor
					                        Management    Services  Services
Year Ended December 31, 1998	   Division	  Division      Div.    Consolidated
Beginning equity employed	   $31,421,000   $824,000  $1,215,000   $33,460,000
Assets					                  $41,208,000 $2,217,000  $1,348,000 	 $44,773,000
Revenue and income:
  Fee based revenue
  (external customers) 	              	  $6,386,000             	 $ 6,386,000
  Commission revenue
  (external customers)      				                        941,000 	     941,000
                             ----------   ---------    --------     ---------
 Total fees and commissions							                                  7,327,000
  Equity earnings from First Indiana
    Corporation			            4,130,000				                         4,130,000
  Investment income -
  (external sources)	           329,000				                           329,000
                               --------   ---------    --------    ----------
   Total revenue and income  4,459,000	   6,386,000    941,000	    11,786,000
                             ---------    ---------    -------     ----------
Expenses:
Salaries, wages, commissions,
  and benefits	                503,000	   4,802,000    544,000	      5,849,000
General and
  administrative expenses	     172,000	     684,000    142,000         998,000
Occupancy expenses			           25,000      303,000	    19,000	        347,000
Advertising and marketing	     	12,000	     130,000	    10,000	        152,000
Depreciation and amortization	  19,000	     143,000	   110,000	        272,000
Interest expense						                        4,000	                 			 4,000
Merger expenses (1)		          	95,000	     	68,000	            		     163,000
                                ------     --------    -------       ---------
	     Total expenses	          826,000	   6,134,000    825,000       7,785,000
Income before income taxes	  3,633,000      252,000	   116,000       4,001,000
  Income tax expense:
  Current provision (benefit)  (87,000)     423,000     43,000   	     379,000
  Deferred provision (2)	    1,083,000     (327,000)     1,000         757,000
                            ----------      -------     ------       ---------
					                          996,000     		96,000	   	44,000       1,136,000
                               -------       ------     ------       --------
Net income				              $2,637,000	    $156,000	   $72,000	      $2,865,000
                             =========      =======     ======        ========

(1) Unusual non-recurring expenses
(2) A significant non-cash expense





					                           Somerset	   Somerset   First Indiana
					                           Group	      Financial	 Investor
                        					   Management  Services	  Services
Year Ended December 31, 1997	   Division	   Division	  Division  Consolidated

Beginning equity employed    	$29,592,000   $761,000  $1,244,000	 $31,597,000
Assets			                    	$39,628,000 $1,487,000  $1,345,000  $42,460,000
Revenue and income:
  Fee based revenue
  (external customers)	                 	 $5,765,000 	          	 $ 5,765,000
  Commission revenue
  (external customers)					                            1,084,000    1,084,000
                               ----------  ---------   ---------    ---------
Total fees and commissions						                                    6,849,000
  Equity earnings from First Indiana
    Corporation			              3,883,000	                   				   3,883,000
  Investment income
  (external sources)	             369,000     24,000          			     393,000
                                 --------  ---------   ---------   ----------
    Total revenue and income	   4,252,000	 5,789,000   1,084,000   11,125,000
Expenses:
  Salaries, wages,
   commissions, and benefits	     756,000  4,788,000     446,000    5,990,000
  General and
   administrative expenses   	    133,000	   541,000     208,000	     882,000
  Occupancy expenses		             23,000    264,000      18,000      305,000
  Advertising and marketing	       	6,000     78,000      12,000     		96,000
  Depreciation and amortization    19,000	   127,000     100,000	     246,000
  Interest expense					                       39,000               				39,000
                                  -------   --------     -------    ---------
      	Total expenses		           937,000	 5,837,000     784,000    7,558,000
                                  -------   --------     -------     --------
Income before income taxes	     3,315,000    (48,000)    300,000    3,567,000
                                ---------   --------     -------    ---------
  Income tax expense:
    Current provision (benefit)  (142,000)	 (131,000)    106,000 	   (167,000)
    Deferred provision (2)	     1,069,000	   126,000     		3,000	   1,198,000
                                ---------    -------     -------    ---------
					                             927,000	    	5,000	    109,000	   1,031,000
                                  -------      -----     -------    ---------
Net income			                	 $2,388,000	  $(43,000)   $191,000   $2,536,000
                                =========     ======     =======    =========



Year Ended December 31, 1996

Beginning equity employed    	$28,132,000	  $261,000  $1,105,000  $29,498,000
Assets				                   	$36,742,000 $1,509,000  $1,467,000  $39,718,000
Revenue and income:
  Fee based revenue
  (external customers)                 	  $5,069,000            	 $ 5,069,000
  Commission revenue
  (external customers)                     				        1,006,000    1,006,000
                               ----------  ---------   ---------    ---------
Total fees and commissions						                                    6,075,000
  Equity earnings from
  First Indiana Corporation   	 3,003,000	                   				   3,003,000
  Investment income
  (external sources)	             441,000   		16,000	          		     457,000
                                ---------   --------  ----------    ---------
   Total revenue and income	    3,444,000	 5,085,000   1,006,000	   9,535,000
Expenses:
  Salaries, wages,
  commissions, and benefits	      593,000  3,908,000    360,000	    4,861,000
  General and
  administrative expenses	        217,000    548,000    187,000	      952,000
  Occupancy expenses		             28,000    259,000    		8,000 	     295,000
  Advertising and marketing	        7,000		        	     15,000	      	22,000
  Depreciation and amortization    13,000	   115,000     54,000 	     182,000
  Interest expense			              42,000   		58,000	          		     100,000
                                   ------   --------    -------     ---------
     	Total expenses	         	   900,000  4,888,000    624,000	    6,412,000
                                 --------   --------    -------     ---------
Income before income taxes    	 2,544,000    197,000    382,000 	   3,123,000
                                ---------   --------    -------     ---------
  Income tax expense:
    Current provision (benefit)  (175,000)	    2,000    145,000  	    (28,000)
    Deferred provision (2)	       915,000	   	89,000	    	2,000	    1,006,000
                                  -------    -------    -------      --------
				                          	   740,000   		91,000    147,000 	     978,000
                                ---------    -------    -------     ---------
Net income	                 			$1,804,000    $106,000  $235,000    $2,145,000
                                =========     =======   =======     =========

(2) A significant non-cash expense


NOTE 11. STOCK-BASED COMPENSATION

The Company has two types of stock-based compensation plans: stock options and stock grants, as described below. The Company has applied APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for such stock options. Compensation cost for stock grants issued has been charged against income and includes reimbursement to the grantee of personal income taxes incurred. The amounts charged for the stock grants and taxes were $31,000, $395,000, and $270,000 in 1998, 1997, and 1996,
respectively.

Had compensation cost for the stock options granted in 1998, 1997, and 1996 been determined based on the fair value at the grant date consistent with the methods of FASB Statement No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced as shown in the pro forma amounts as follows:

                                          	Year Ended December 31,
                                    	    1998       1997	       1996
	Net Income:
		As reported	                   			$2,865,000 	$2,536,000 	$2,145,000
		Pro forma	                     			$2,336,000 	$2,451,000 	$2,078,000
	Basic earnings per share:
		As reported				                         $.99      		$.87      		$.75
		Pro forma				                           $.81      		$.84      		$.72
	Diluted earnings per share:
		As reported				                         $.97      		$.86       	$.73
		Pro forma				                           $.79      		$.83	      	$.71

The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with weighted-average assumptions as follows:

	Year grants issued			         	      1998		1997		1996
	Dividend yield				                 	1.20%		1.15%		1.5%
	Expected volatility				               59%		  47%		 24%
	Risk-free interest rate		          	5.43% 	6.11% 5.55%
	Expected option life	            			5 yrs.	5 yrs.7 yrs.

The effects of applying FASB Statement No. 123 in the above pro forma are not indicative of future amounts. The Company expects that grants will be made in the future.

STOCK OPTIONS

The Company's 1991 and 1998 Stock Incentive Plans provide for granting of qualified and non-qualified stock options to officers and other key employees at the quoted market value of the Company's common stock on the date of the
grant.   The two plans are essentially identical.  Qualified options are exercisable during either a period of two to five years or a period of three to five years after the date of grant, and expire five years from the date of the grant. Non-qualified options are exercisable during a period of six months to ten years after the date of the grant and expire ten years from the date of the grant. The 1991 Plan authorized 156,250 shares for granting options, and the 1998 Plan authorized 145,000 shares, with or without stock appreciation rights.

The Company also maintains a 1991 Director Stock Option Plan, which authorized 78,125 shares. The plan provides for the granting of stock options to non-employee directors of the Company. Grants issued are non-qualified stock options, which do not afford favorable tax treatment to recipients and which normally result in tax deductions to the Company. Options are granted annually at the time of the annual meeting of the shareholders, at the quoted market price on that date. The plan allows no more than the grant of 15,625 shares annually. Director options have a term of five years and are exercisable during the second through fifth years.


The following summary reflects changes in the options outstanding during the three years ended
December 31, 1998.

					                         Officers'		              Weighted
					                         and Key			                Average
					                         Employees'  	Directors'	  Price Per
                        						Plan 	          	Plan     Share

Balance at January 1, 1996	    103,594       	31,250 	  $6.26
	Options granted		             	28,125       	 7,812 	   8.92
	Options exercised		           (10,000)      (12,500)    4.86
                                ------        ------
Balance at December 31, 1996	  121,719       	26,562 	   7.82
	Options granted			             23,879       	 9,387 	  16.30
	Options expired				                         	(1,563)	 (12.80)
	Options exercised		           (35,468)      	(4,689)	  (6.33)
                               -------        ------
Balance at December 31, 1997	  110,130       	29,697 	  10.21
	Options granted		             	62,063 	       9,378 	  23.98
	Options exercised			          (13,595)     	 (4,689)	   4.81
                               -------        ------
Balance at December 31, 1998		 158,598	       34,386 	  15.33
                               ======         ======

Outstanding option shares at December 31, 1998, by exercise price per share, were as follows:

               								Officers'
								               and Key
					      Price Per  	Employees' Directors'
						       Share		   Plans    	 Plan
					      $ 4.00	   	 4,688
					       	4.16   		 5,469
				       		5.84	   	10,938
				       		7.60 			             	4,689
					       	8.32  	 	12,501
					       	8.48		   12,501      	4,689
					       11.20	   	17,188
					       12.32	   	 9,375
					       12.80	              			6.252
					       15.50	  			9,378
					       15.80	   *11,375
					       17.38    *12,500
					       23.625   *54,063
					       24.25	    *9,378
					       25.99  	 	*8,000
                     -------      ------
							              158,598      34,386
                     =======      ======


	*Options not exercisable at December 31, 1998; 85,938 option shares issued to Officers and Key
	  Employees, and 9,378 option shares issued to Directors. All other options were exercisable.

STOCK GRANTS

The Company's 1991 and 1998 Stock Incentive Plans also provide for the issuance of stock grants to key individuals for achievement of specific results over a three-year period. On April 1, 1994, the Company awarded 15,625 shares of stock to each of two executive officers. These shares were subject to recall by the Company in the event that certain specific employment and performance objectives were not met by March 31, 1997. Such objectives were met and the shares were vested with the two executive officers. The Company does not have any stock grants outstanding at December 31, 1998.

Reserved for future stock options and stock grants at December 31, 1998 were 127,000 shares under the Officers and Key Employees' Plans and 20,307 shares under the Directors' Stock Option Plan.

NOTE 12. RETIREMENT PLANS

The Company adopted a new retirement plan for all employees during 1996. The plan is a SAR-SEP and is qualified for income tax deferral under Internal Revenue Service Code Section 408(k). Under the plan, employee contributions and employer matching contributions are deferred for income tax purposes. All amounts are contributed to trusteed Individual Retirement Accounts established by the participants.

The Company made matching SAR-SEP contributions for participants of 100% of each employee's contributions, to a maximum of 6% of salary. The costs of such matching contributions were $52,000, $53,000, and $34,000 during the years ended December 31, 1998, 1997, and 1996, respectively.

The SAR-SEP was terminated in 1998, following the merger with Whipple, and all employees became participants in a plan maintained by Whipple for the benefit of its employees.

The Whipple Plan adopted by the Company is a Profit Sharing Plan qualified for tax-deferred employee and employer contributions under Internal Revenue Code
Section 401(k). Profit sharing contributions made to the plan for all plan participants were $126,000, $129,000, and $85,000 during the years ended December 31, 1998, 1997, and 1996, respectively.

NOTE 13. COMMITMENTS AND CONTINGENCIES

The Company, in the normal course of business, is involved in various claims and contingencies. After taking into consideration legal counsel's evaluation and the extent of insurance coverage, management is of the opinion that the outcome of claims and contingencies will not result in any ultimate liability material to the consolidated financial statements.



NOTE 14. SUMMARIZED FINANCIAL STATEMENTS OF FIRST INDIANA CORPORATION

Summarized consolidated financial information is presented below and on the following two pages for First Indiana. This 21.7 percent-owned subsidiary represents a significant part of the Company's income and financial strength. Summary discussions of the operating and financial results for First Indiana Corporation appear in the Management's Discussion and Analysis section of the report. A complete 1998 annual report for First Indiana is available upon request.

First Indiana Corporation
(Dollars in Thousands)

                              	      1998    		     1997
Assets
	Cash and cash equivalents	  		    $57,653	        $50,231
	Investments					             	    113,291     		  111,400
	Mortgage-backed securities-net		   29,680     		   38,279
	Loans receivable-net				        1,518,543	      1,348,529
	Premises and equipment				         18,546	     	   13,947
	Accrued interest receivable			     11,680		        11,322
	Real estate owned					             	2,204     		    3,907
	Prepaid expenses and other assets  44,393     		   35,790
                                  --------      ----------
Total Assets							             $1,795,990	     $1,613,405
                                 =========       =========

Liabilities and Shareholders' Equity
Liabilities
	Deposits	                 				 $1,227,918      $1,107,555
	Federal Home Loan Bank
   (FHLB) advances	                327,247     		  257,458
	Short-term borrowings				          54,219	     	   75,751
	Accrued interest payable			       		2,646		         2,715
	Advances by borrowers for
   taxes and insurance              	1,958		         1,419
	Other liabilities					             12,242     		   10,733
                                  --------       ---------
Total Liabilities						          1,626,230	      1,455,631

Negative Goodwill	             						3,790	          4,738

Shareholders' Equity	      				    165,970     		  153,036
                                  --------         -------
Total Liabilities and
   Shareholders' Equity      		 $1,795,990	     $1,613,405
                                 =========       =========


First Indiana Corporation
(Dollars in Thousands)

                               							   1998    	  	1997		      1996

Interest Income	                  				$135,834	  $127,330	    $125,468

Interest Expense
	Deposits		                        			  54,935	    49,936     		52,077
	FHLB advances				                      15,348	    12,288     		10,706
	Short-term borrowings			                2,797	     2,127	     	 1,002
                                        ------     ------      -------
Total Interest Expense				              73,080	    64,351     		63,785

Net Interest Income			               	  62,754	    62,979      	61,683
	Provision for Loan Losses		             9,780	    10,700     		10,794
Net Interest Income After
                                        ------     ------       ------
  Provision for Loan Losses    	        52,974     52,279     		50,889

Non-Interest Income
	Sale of loans                    				   9,418	     4,932     		 3,075
	Loan servicing income			                1,635	     2,767	     	 2,908
	Loan fees					                          3,092	     2,358     		 2,302
	Dividends on FHLB Stock			              1,097	     1,055     		 1,033
	Other						                             8,531	     6,893     		 8,530
                                        ------    -------       ------
Total Non-Interest Income			            23,773	    18,055	     	17,848

Non-Interest Expense
	Salary and benefits		               	  22,701	    19,916      	18,094
	Net occupancy				                       2,983	     2,852     		 3,087
	Deposit insurance				                     691	     	 693	       9,186
	Real estate owned operations-net	         858	     	 652		        598
	Other						                            18,613	    16,991     		16,288
                                        ------     ------       ------
Total Non-Interest Expense			           45,756	    41,104	     	47,253
                                        ------     ------        -----
Earnings Before Income Taxes			         30,991	    29,180     		21,484
Income Taxes						                      11,844	    11,436     		 7,780
                                        ------     ------       ------
Net Earnings					                    	$ 19,147	   $17,744	    $ 13,704
                                        ======     ======       ======



First Indiana Corporation
(Dollars in Thousands)

                                        							      1998   		1997		    1996

Cash Flows from Operating Activities
  Net Earnings			                               		 $19,147	  $17,744  $13,704
  Adjustments to Reconcile Net Earnings to Net
Cash Provided (Used) by Operating Activities
  (Gain) Loss on sales of assets & deposits        (10,181)   (5,148)  (4,524)
   Amortization				                                  2,368		     864  		1,325
   Depreciation				                                  2,211    	2,022  		1,958
   Provision for loan losses		                       9,780	   10,700   10,794
   Net sale of loans held for resale		             (31,944)	 (28,700)  32,585
   Net change in all other
     assets and liabilities	                       (17,765)   (6,197)  (3,265)
                                                   -------    ------    -----
Net Cash (Used) Provided by
   Operating Activities		                          (26,384)	  (8,715)  52,577
                                                    ------     ------  ------

Cash Flows from Investing Activities
	Proceeds-sales of investments
       available for sale	                          20,399	   14,991   35,703
	Proceeds-sales of
       investment securities		                      23,483
	Proceeds-maturities of
        investment securities 	                     25,855    20,932   27,611
	Purchase of investment securities               	 (47,375)  (39,912) (68,225)
	Origination of loans and mortgage-backed
	  securities-net of collections                 	(125,399) (117,069) (27,964)
	Proceeds-sale of indirect
        installment portfolio 	                    				                32,756
	Proceeds from sale of loans		                       9,567   		5,274  	 3,501
	Purchase of premises and equipment	                (6,810)   (2,291)  (2,653)
	Other-net					                                    (28,333)  		7,555   		 150
                                                   -------    ------    ------
Net Cash (Used) Provided by
   Investing Activities		                         (128,613)	 (110,520)  	 879
                                                   -------    -------     ---
Cash Flows from Financing Activities
	Net change in deposits			                          120,363	   12,069 (41,494)
	Net change in short-term borrowings	               (21,532)   45,698  (8,587)
	Net change in FHLB advances		                       69,789 	  41,992	  	 685
	Purchase of treasury stock		                        (2,242)  		 (132)
	Dividends paid				                                  (6,125)	  (5,065) (4,644)
	Other-net					                                       2,166   		1,286  		(692)
                                                     -------   ------   ------
Net Cash Provided (Used) by
   Financing Activities		                           162,419    95,848 (54,732)

Increase (Decrease) in Cash
   and Cash Equivalents		                            $7,422 $ (23,387)$(1,276)
                                                      =====    ======   =====
BOARD of DIRECTORS

DIRECTORS

Robert H. McKinney
Chairman, The Somerset Group, Inc.;
Chairman & Chief Executive Officer,
First Indiana Corporation

Marni McKinney
President and Chief Executive Officer,
The Somerset Group, Inc.; Vice Chairman,
First Indiana Corporation; Chairman,
First Indiana Bank

H. J. Baker
Chairman (emeritus)
BMW Constructors, Inc.

Patrick J. Early
President
Somerset Financial Services

William  L. Elder
Chairman (emeritus)
Southern Indiana Commerce
Corporation

Douglas W. Huemme
Chairman, President and
Chief Executive Officer,
Lilly Industries, Inc.

Malcolm Archibald Leslie
Private Investor

Gary L. Light
President
E.V.A. Investors, Inc.

Kevin K. McKinney
Vice President, The Somerset Group, Inc.;
Publisher, NUVO Newsweekly

Michael L. Smith
Senior Vice President, Finance
Anthem, Inc.

OPERATING COMPANIES and MANAGEMENT


CORPORATE OFFICE
135 N. Pennsylvania Street
Suite 2800
Indianapolis, IN 46204
Telephone 317/269-1285

CORPORATE OFFICERS

Robert H. McKinney
Chairman

Marni McKinney
President and
Chief Executive Officer

Joseph M. Richter
Executive Vice President, Finance
and Treasurer

Robert S. Kaspar
Executive Vice President, Business
Development

Kevin K. McKinney
Vice President

Sharon J. Sanford
Secretary

SOMERSET FINANCIAL SERVICES

Patrick J. Early
President

Robert S. Kaspar
Managing Director

Michael J. McCaslin
Managing Director

Robert C. Phillips
Managing Director

Steven J. Riddle
Managing Director

PARADYM TECHNOLOGIES, INC.

John R. Curtis
President


FIRST INDIANA INVESTOR SERVICES

Donald P. Feldhaus
Vice President

FIRST INDIANA BANK

Robert H. McKinney
Chairman and Chief Executive Officer
of First Indiana Corporation and
Chairman of the
Executive Committee of the Bank

Marni McKinney
Vice Chairman of First Indiana
Corporation and
Chairman of the Bank

Owen B. Melton, Jr.
President and Chief Operating
Officer
of the Corporation and President and
Chief Executive Officer of the Bank

David L. Gray
Financial Management Group
Senior Vice President

David A. Lindsey
Consumer Finance Group
Senior Vice President

Merrill E. Matlock
Commercial & Mortgage Banking Group
Senior Vice President

Timothy J. O'Neill
Correspondent Banking Services Group
Senior Vice President

Edward E. Pollack
Technology and Operations Group
Senior Vice President

Kenneth L. Turchi
Retail Banking, Marketing, &
Strategic Planning Group
Senior Vice President





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